Exhibits 5 and 23(b)
[LEGG MASON, INC. LETTERHEAD]
August 31, 2011
Board of Directors Legg Mason, Inc. 100 International Drive Baltimore, Maryland 21202
RE:	Legg Mason, Inc. 1996 Equity Incentive Plan
Dear Sir/Madam:

This opinion is being furnished in connection with the registration of 6,500,000 shares (the "Shares") of common stock, par value $.10 per share, of Legg Mason, Inc. (the "Company") with the Securities and Exchange Commission on Form S-8.

Please be advised that I have examined the corporate records of the Company (including the Articles of Incorporation, as amended, Bylaws, as amended and restated, and minutes) and such other documents as I considered necessary to give the opinion set forth below.  In connection with my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to the original document of all documents submitted to me as copies.

Based upon and subject to the foregoing, it is my opinion that the Shares covered by the Registration Statement will, upon issuance of such Shares pursuant to the Legg Mason, Inc. 1996 Equity Incentive Plan, as amended (the "Plan") by the Company (assuming such issuances are made in accordance with the terms of the Plan, as such Plan is incorporated by reference to Appendix A to the definitive proxy statement for the Company's 2011 Annual Meeting of Stockholders), constitute legally issued, fully paid and non-assessable shares of common stock of the Company.

August 31, 2011 Page 2

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name therein and in the Prospectus.  In giving this consent, I do not admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

Very truly yours,
/s/ Thomas C. Merchant
Thomas C. Merchant Vice President, Secretary and General Counsel - Corporate